Exhibit 99.1
AssetMark Names Michael Kim Chief Executive Officer
Natalie Wolfsen to Depart AssetMark
September 8, 2023 — AssetMark Financial Holdings, Inc. (NYSE: AMK) today announced that, in line with the AssetMark Board of Directors’ established succession plan, Michael Kim has been named the company’s new Chief Executive Officer, effective immediately. Mr. Kim will also join the AssetMark Board of Directors. In connection with this announcement, Natalie Wolfsen will depart the company to pursue another opportunity.
Mr. Kim is a seasoned veteran of the firm with over 25 years of industry experience, 13 of which are at AssetMark. He has a proven track record of driving successful results for the firm and has been integral to AssetMark’s record financial performance over the past several years. The Board was unanimous in its conclusion that Mr. Kim is the right person to lead AssetMark and continue to execute its strategic vision, as well as champion its mission to serve the best interests of financial advisors and their investors.
“Michael is an experienced, highly effective leader who brings a wealth of expertise and perspective to his new role,” said Xiaoning Jiao, Chairperson of the AssetMark Board of Directors. “During his tenure at AssetMark, he has demonstrated his ability to drive consistently strong results. His knowledge of AssetMark, understanding of the needs of our clients, and uniquely advisor-focused lens will undoubtedly benefit the company as it continues its growth and evolution.”
Mr. Kim most recently served as President and Chief Client Officer. In that role, he led the firm’s efforts to expand and deepen AssetMark’s engagement with advisors and was responsible for leading sales, sales strategy and enablement, enterprise sales and distribution, marketing, business consulting, new channel development, and client segmentation. Prior to joining AssetMark, Mr. Kim was an executive at Fidelity Investments, overseeing RIA Sales Management, Relationship Management and Practice Management. Mr. Kim started his professional career at Coopers & Lybrand, LLC.
“Coming off a record quarter with platform assets at an all-time, it is an exciting period in AssetMark’s growth trajectory, and I am honored to be the company’s next CEO,” said Mr. Kim. “We are an industry leader with a tremendously talented team, underpinned by an innovative platform and a strong financial foundation. I look forward to working alongside this team to continue executing the company’s proven strategy.”
About AssetMark Financial Holdings, Inc.
AssetMark operates a wealth management platform that powers independent financial advisors and their clients. Together with our affiliates Voyant and Adhesion Wealth, we serve advisors of all models at every stage of their journey with flexible, purpose-built solutions that champion client engagement and drive efficiency. Our ecosystem of solutions equips advisors with services and capabilities that would otherwise require significant investments of time and money, ultimately enabling them to deliver better investor outcomes and enhance their productivity, profitability and client satisfaction.
Founded in 1996 and based in Concord, California, the company has over 1,000 employees. Today, the AssetMark platform serves 9,300 financial advisors and roughly 247,000 investor households. As of June 30, 2023, the company had $100.8 billion in platform assets.
Contacts

Investors:
Taylor J. Hamilton, CFA
Head of Investor Relations
InvestorRelations@assetmark.com

Media:

Alaina Kleinman
Head of PR & Communications
alaina.kleinman@assetmark.com